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                                                                    EXHIBIT 99.2

                                                                    NEWS RELEASE

    Company Contact:                        Financial Contact:
        Jim Cavedo                               Lyle Newkirk
        Tel: (770) 448-9008                      Tel: (770) 448-9008
        Fax: (208) 728-7024                      Fax: (770) 448-3202
        e-mail: jcavedo@trsystems.com            e-mail: lnewkirk@trsystems.com



For Immediate Release

                   T/R SYSTEMS ADOPTS SHAREHOLDER RIGHTS PLAN

ATLANTA, GA, November 9, 2000 -- T/R SYSTEMS, INC. (NASDAQ: TRSI) announced today that its Board of Directors has adopted a shareholder rights plan that provides for rights to be issued to shareholders of record on November 27, 2000.

"This action was taken after long and careful study," said Michael E. Kohlsdorf, T/R Systems' President, CEO and member of the Board. "The new plan is intended to protect the Company and its shareholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the Company and its other constituents."

Under the plan, the rights will initially trade together with the common stock and will not be exercisable. In the absence of further Board action, the rights generally will become exercisable and allow the holder to acquire common stock at a discounted price if a person or group acquires 15 percent or more of the outstanding shares of T/R Systems' common stock. Rights held by persons who exceed the applicable threshold will be void. In certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

T/R Systems' Board of Directors may, at its option, redeem all rights for $.01 per right generally at any time prior to the rights becoming exercisable. The rights will expire on November 27, 2010, unless earlier redeemed, exchanged or amended by the Board of Directors.

The issuance of the rights is not a taxable event, will not affect T/R Systems' reported financial condition or results of operations (including earnings per share) and will not change the way in which T/R Systems' common stock is currently traded.

ABOUT T/R SYSTEMS

T/R Systems (www.trsystems.com) is a leader in developing innovative software solutions for the management and production of digital communications that optimize document workflow from the point of document creation until the document reaches its final destination. T/R Systems' software products overcome the limitations of hardware through advanced functionality and superior design so that customers benefit from easy-to-use, easy-to-grow and easy-to-manage applications.

To date, T/R Systems' has shipped more than 1,400 solutions to a broad spectrum of customers, including corporations, colleges and universities, facilities managers and print-for-pay service providers. Despite the


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T/R Systems Adopts New Shareholder Rights Plan
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seemingly different requirements of each of these groups, the one constant is their desire to provide effective and efficient document production services to their customers.

T/R Systems has more than 30 patents issued, allowed or pending that protect its intellectual property and is publicly traded on the Nasdaq National Market under the symbol TRSI.

For additional information, contact Jim Cavedo of T/R Systems, Inc. at 1300 Oakbrook Dr., Norcross, Georgia 30093, USA; Phone: +1 770-448-9008; Fax: +1 208-728-7024; e-mail: jcavedo@trsystems.com or visit T/R Systems' home page: http://www.trsystems.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from T/R Systems' actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include fluctuations in our stock price and the competitiveness of our markets, as well as those that are described in T/R Systems' reports filed with the SEC from time to time, including the annual report on Form 10-K for the fiscal year ended January 31, 2000.

       MicroPress is a registered trademark of T/R Systems, Inc. M@estro, MicroImager and e-Ticket are trademarks of T/R Systems, Inc. All other product and company names are trademarks or registered trademarks and are the property of there owners and are respectfully acknowledged.


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